Exhibit 99.1


                    Sono-Tek Announces First Quarter Results

(July 11, 2008 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,620,521 for the three months ended May 31, 2008, compared to sales of $1,232,643 for the prior year period, an increase of $387,878 or 31%. Sales increased versus last year in spite of softness in some of our markets, particularly the North American electronics segment. The increase is attributable to the business development program that the Company has been pursuing over the last several quarters. The increase in revenues was due to sales of our newer products and marketing efforts that we have undertaken as part of this program.

The Company reported a net loss of ($130,458) for the three months ended May 31, 2008, compared to net income of $19,914 for the prior year period. The current period net loss is a result of the Company's decision to invest in a business development program to diversify and grow our revenues going forward. For example, sales and marketing expenditures increased by $179,866, or 77%, as a result of creating two Strategic Business Units, increasing the sales staff, and significantly expanding our tradeshow presence. The Company has also engaged a marketing firm to develop greater customer awareness of the Company and its products. In addition, the Company has recently expanded its patent and intellectual property portfolio. More than $51,000 of the current period loss was attributable to stock based compensation, which is a non-cash expense. The stock based compensation program is designed to attract, retain, and reward key employees, and stock options are awarded to all new employees.

As stated recently by Dr. Christopher L. Coccio, Sono-Tek's Chairman and CEO, "The reduction in current income is a direct result of investments in product and market development, and we expect to create future growth opportunities for the Company over the next year or two with these investments. We are actively creating new business in the alternative energy market for fuel cell and solar cell coatings, medical device coatings, glass coatings, textile coatings, and food and food packaging coatings. We envision our future to be based on the ability of our ultrasonic spray systems to reduce the waste of energy, chemicals, water, and associated costs when compared to competitive nozzle systems. Our plan is to continue developing our top line sales, and thereby generate income to replenish the funds used in the development program."

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com. In addition, our Annual Shareholders report will be issued July 17, 2008, and it contains much greater detail on the Company's direction and strategy to help customers reduce their energy, water, and commodity usage and costs.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.
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      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-Q's containing additional important information.


                              Sono-Tek Corporation
                             Selected Financial Data


                                                  Fiscal Year Ended
                                            ------------------------------
                                             May 31, 2008    May 31, 2007
                                            ------------------------------

Net Sales                                    $  1,620,521     $ 1,232,643

Net (Loss) Income                            $  (130,458)     $    19,914

Basic Earnings Per Share                     $     (0.01)     $      0.00

Diluted Earnings Per Share                   $     (0.01)     $      0.00

Weighted Average Shares - Basic                14,361,091      14,360,541

Weighted Average Shares - Diluted              14,361,091      14,436,298